Exhibit 99.1

For Immediate Release

Bluerock Residential Growth REIT Announces Fourth Quarter 2020 Results

-                  Total Revenues Grew 6.6% YoY -

-                  Same Store Average Occupancy Increased 1.4% -

-                  Collected 97% of Fourth Quarter Rents -

New York, NY (February 11, 2021) – Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) (“the Company”), an owner of highly amenitized multifamily apartment communities, announced today its financial results for the quarter ended December 31, 2020.

“We continue to drive solid same store occupancy, average rent, and operating margins performance in our investments in highly amenitized, live/work/play apartment communities, even with the challenges of COVID-19,” said Ramin Kamfar, Company Chairman and CEO. “Our increased occupancy, sequential quarterly rent growth improvement, and consistent elevated rental collections throughout the pandemic reflect a resilient Class A affordable suburban based portfolio well positioned to outperform in the coming quarters. We will also continue to opportunistically allocate capital through dispositions and new investments, as well as opportunistic share repurchases and redemption of our preferred equity.”

Fourth Quarter Highlights

-	Total revenues grew 6.6% to $56.0 million for the quarter from $52.5 million in the prior year period.

-	Net loss attributable to common stockholders for the fourth quarter of 2020 was ($1.13) per diluted share, as compared to net loss attributable to common stockholders of ($0.62) per diluted share in the prior year period.

-	Property Net Operating Income (“NOI”) grew 9.7% to $30.9 million from $28.2 million in the prior year period.

-	Portfolio occupancy was 95.4% at December 31, 2020, up 140 basis points from the prior year.

-	Same store average occupancy increased 140 basis points and same store average rent increased 0.2%, as compared to the prior year period.

-	Same store revenue increased 0.6% and same store NOI increased 0.2%, as compared to the prior year period.

-	Improved operating margins by 50 basis points year over year to 62.1%.

-	Blended lease rate growth of 1.0%, up 60 basis points on a sequential quarter-over-quarter basis. January 2021 average lease growth accelerated to 1.4%, led by renewals at 4.4% and new leases at negative 1%.

-	Collected 97% of rents from its multifamily properties for the three months ended December 31, 2020.

-	Core funds from operations attributable to common shares and units (“CFFO”) was $6.1 million, compared to $6.7 million in the prior year period. CFFO per diluted share was $0.18 for the fourth quarter as compared to $0.21 in the prior year period.

-	Consolidated real estate investments, at cost, were approximately $2.3 billion.

-	Acquired three multifamily communities totaling 968 units for a total purchase price of $166 million.

-	Made two additional Strategic Portfolio preferred equity investments in stabilized properties totaling $5 million and committed to another preferred equity investment in a development project for $10 million.

-	Completed additional funding for eleven preferred equity, mezzanine loan, and ground lease investments totaling $20 million.

-	Sold one operating asset for a sale price of $38 million and net proceeds of $10 million. The asset was sold at an in-place cap rate of 3.3% adjusting for the buyer’s year one taxes and $300 per unit replacement reserves.

-	Sold three development investments for gross sales pricing of $218 million netting the Company proceeds of $70 million – two mezzanine loan repayments yielded $55 million and one preferred equity investment returned $15 million in net proceeds to the Company.

-	Completed 65 value-add unit upgrades during the quarter achieving an average 23.9% ROI.

-	Paid quarterly dividend of $0.1625 in cash per share of common stock.

-	Raised $76.2 million through its continuous registered Series T Preferred Stock offering in the quarter.

-	Completed partial redemptions of its 8.25% Series A Cumulative Redeemable Preferred Stock totaling $85 million, including accrued and unpaid dividends. Subsequent to quarter end, the Company announced it will redeem the remaining $55 million outstanding on February 26th.

-	Repurchased 2,851,975 shares of Class A common stock during the quarter at an average price of $9.81 per share.

-	As of December 31, 2020, had $208.3 million of unrestricted cash and availability under its revolving credit facilities.

Full Year Highlights

-	Total revenues grew 4.7% to $219.8 million for the year from $210.0 million in the prior year.

-	Net loss attributable to common stockholders for 2020 was ($1.91) per diluted share, as compared to ($0.91) per diluted share in the prior year.

-	Property NOI grew 8.4% to $120.2 million, from $110.9 million in the prior year.

-	Same store revenue and NOI increased 0.9% and 0.3%, respectively, as compared to the prior year.

-	Completed 310 value-add unit upgrades during the year producing an average 23.3% ROI through increased monthly rental rates.

-	Improved operating margin by 140 basis points year over year to 61.2%.

-	CFFO was $23.7 million, compared to $25.4 million in the prior year. CFFO per diluted share was $0.72 for the year as compared to $0.82 in the prior year.

-	Acquired six multifamily communities totaling 1,898 units for a total purchase price of $338 million.

-	Made five additional Strategic Portfolio preferred equity investments in stabilized properties totaling $17 million and committed to another preferred equity investment in a development project for $10 million.

-	Committed to two mezzanine loan investments in development properties for $22 million.

-	Purchased land for a ground lease for $3 million and committed $20 million for the ground lease tenant’s multifamily development.

-	Completed additional funding for thirteen preferred equity, mezzanine loan, and ground lease investments totaling $38 million and invested $4 million to buyout the noncontrolling interests in an asset.

-	Sold five operating assets for a sales price of $245 million and net proceeds of $90 million.

-	Sold four development investments for gross sales pricing of $283 million netting the Company proceeds of $92 million – two mezzanine loan repayments yielded $55 million and two preferred equity investments returned $38 million in net proceeds to the Company.

-	Paid quarterly dividends amounting to $0.65 on an annual basis in cash per share of common stock.

-	Raised $243 million through its continuous registered Series T Preferred Stock offering during the year.

Included later in this release are definitions of NOI, CFFO and other Non-GAAP financial measures and reconciliations of such measures to their most comparable financial measures as calculated and presented under GAAP.

COVID-19 Pandemic Update

Since the beginning of the COVID-19 pandemic, the Company has executed on actions to prioritize the health and well-being of its tenants, business partners, service providers and employees, while striving to provide the highest quality living experience possible and facilitating virtual leasing and services.

Post-Quarter Operational Performance

•	As of January 31, 2021, the Company had collected 97% of January rents from its multifamily properties.

•	Occupancy and availability remains strong at 95.6% and 7.4%, respectively, as of January 31, 2021.

•	In January, average lease rate grew 1.4% year over year.

Current Liquidity

Due to the uncertainties presented by the COVID-19 pandemic, the Company continues to take measures to ensure an appropriate level of liquidity and believes it has sufficient liquidity through this uncertain period.

•	The Company has approximately $158 million in unrestricted cash and availability under its revolving credit facilities as of January 31, 2021.

•	Over $43 million was raised from the Company’s continuous registered Series T Preferred Stock offering to date in 2021.

Fourth Quarter 2020 Financial Results

Net loss attributable to common stockholders for the fourth quarter of 2020 was ($26.2) million, compared to net loss attributable to common stockholders of ($13.8) million in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $31.2 million or $1.33 per share in the fourth quarter of 2020 compared to $18.6 million or $0.83 per share for the prior year period, which included a $16.4 million provision for credit loss on a preferred equity investment, primarily due to the submarket conditions in Houston, Texas impacting the underlying property operations.

CFFO for the fourth quarter of 2020 was $6.1 million, or $0.18 per diluted share, compared to $6.7 million, or $0.21 per diluted share, in the prior year period. CFFO was positively impacted by growth in property NOI of $2.7 million and preferred returns of $0.7 million. This was primarily offset by a year-over-year decrease in interest income of $0.5 million, an increase in general and administrative expense of $0.1 million, and preferred stock dividends of $2.8 million.

Total Portfolio Performance

$ In thousands, except average rental rates	4Q20	4Q19	Variance		YTD20	YTD19	Variance
Total Revenues (1)	$55,987	$52,520	6.6%		$219,848	$209,971	4.7%
Property Operating Expenses	$18,861	$17,600	7.2%		$76,301	$74,449	2.5%
NOI	$30,949	$28,200	9.7%		$120,221	$110,927	8.4%
Operating Margin	62.1%	61.6%	50	bps	61.2%	59.8%	140	bps
Average Occupancy Percentage	94.9%	93.6%	130	bps	94.7%	93.8%	90	bps
Average Rental Rate	$1,318	$1,319	(0.1%)		$1,324	$1,311	1.0%

(1)	Including interest income

For the fourth quarter of 2020, property revenues increased by 8.8% compared to the same prior year period. Total portfolio NOI was $30.9 million, an increase of $2.7 million, or 9.7%, compared to the same period in the prior year. Property NOI margins expanded by 50 basis points to 62.1% of revenue for the quarter, compared to 61.6% of revenue in the prior year quarter.

Same Store Portfolio Performance

$ In thousands, except average rental rates	4Q20	4Q19	Variance		YTD20	YTD19	Variance
Revenues	$41,325	$41,092	0.6%		$142,199	$140,900	0.9%
Property Operating Expenses	$15,779	$15,609	1.1%		$56,660	$55,598	1.9%
NOI	$25,546	$25,483	0.2%		$85,539	$85,302	0.3%
Operating Margin	61.8%	62.0%	(20	)bps	60.2%	60.5%	(30	)bps
Average Occupancy Percentage	94.9%	93.5%	140	bps	94.7%	93.8%	90	bps
Average Rental Rate	$1,318	$1,315	0.2%		$1,341	$1,325	1.2%

The Company’s same store portfolio for the quarter ended December 31, 2020 included 28 properties. For the fourth quarter of 2020, same store NOI was $25.5 million, an increase of $0.1 million, or 0.2%, compared to the 2019 period. Same store property revenues increased by 0.6% compared to the 2019 period, primarily driven by a 140-basis point increase in occupancy and 0.2% increase in average rental rates; of our 28 same store properties, 22 recognized occupancy increases and 15 recognized rental rate increases during the period. This was offset by $0.3 million increase in bad debt expense due to the impact of COVID-19.

Same store expenses increased 1.1%, or $0.2 million, primarily because of a $0.2 million repairs and maintenance expense increase due to timing. Non-controllable expenses were essentially flat; insurance expenses increased $0.2 million due to industrywide multifamily price increases offset by a $0.2 million real estate tax decrease from prior year. Real estate tax decrease was due to a $0.4 million credit in the current year offset by $0.2 million of municipality tax increases.

Renovation Activity

The Company completed 65 value-add unit upgrades during the fourth quarter achieving an average 23.9% ROI. Since inception, within the existing portfolio, the Company has completed 2,955 value-add unit upgrades at an average cost of $5,916 per unit and achieved an average monthly rental rate increase of $116 per unit, equating to an average 23.6% ROI on all unit upgrades leased as of December 31, 2020. The Company has identified approximately 4,421 remaining units within the existing portfolio for value-add upgrades with similar projected economics to the completed renovations.

Portfolio Activity

The Company completed the following investments:

-	Acquired a 100% interest in a 266-unit apartment community located in Morrisville, North Carolina, known as Carrington at Perimeter Park. The total purchase price was $52.0 million, funded in part by a $31.3 million mortgage loan secured by the property.

-	Acquired a 100% interest in a 270-unit apartment community located in Austin, Texas, known as Elan. The total purchase price was $39.5 million, funded in part by a $25.6 million mortgage loan secured by the property.

-	Acquired a 90% interest in a 432-unit apartment community located in Mesa, Arizona, known as Cielo on Gilbert. The total purchase price was $74.3 million, funded in part by a $58.0 million mortgage loan secured by the property.

-	Made additional Strategic Portfolio preferred equity investments totaling $5 million in two stabilized assets with 388-units called Water’s Edge and Hunter’s Pointe, both located in Pensacola, Florida.

-	Entered into a preferred equity commitment to invest $10.2 million in a 208-unit development called Encore Chandler located in Chandler, Arizona.

-	Funded $20 million under existing preferred equity, mezzanine loan, and ground lease commitments in eleven investments.

The Company completed the following activity subsequent to December 31, 2020:

-	On January 28, 2021, the Company sold ARIUM Grandewood for a gross sales price of $65 million and net proceeds to the Company of $25 million.

-	Announced the redemption of its remaining outstanding Series A Preferred Stock totaling $55 million.

Balance Sheet

As of December 31, 2020, the Company had $208.3 million of unrestricted cash and availability under its revolving credit facilities, and $1.6 billion of indebtedness outstanding.

During the fourth quarter, the Company raised gross proceeds of approximately $76.2 million through the issuance of 3.0 million shares of Series T Preferred Stock at $25.00 per share. The Series T Preferred Stock continuous offering offers 20,000,000 preferred shares in the primary offering, along with 12,000,000 preferred shares pursuant to a dividend reinvestment plan. The preferred shares are offered at $25.00 per share and pay cumulative monthly dividends at a 6.15% annual rate, along with an annual stock dividend of up to 0.2% for five years.

The Company repurchased 2,851,975 shares of Class A Common Stock during the fourth quarter at an average price of $9.81 per share.

On October 21, 2020, the Company redeemed 1,393,294 shares of its 8.25% Series A Cumulative Redeemable Preferred Stock, representing approximately 25% of the total outstanding shares of Series A Preferred Stock.  The total cost to redeem the shares was $35 million, including accrued and unpaid dividends. In addition, on December 21, 2020, the Company redeemed 1,963,551 shares of its 8.25% Series A Cumulative Redeemable Preferred Stock, representing approximately 47% of the then total outstanding shares of Series A Preferred Stock. The total cost to redeem the shares was $50 million, including accrued and unpaid dividends.

Dividend

The Board of Directors authorized, and the Company declared, a quarterly cash dividend for the fourth quarter of 2020 equal to a quarterly rate of $0.1625 per share on its Class A and Class C Common Stock, payable to the stockholders of record as of December 24, 2020, which was paid on January 5, 2021. A portion of each dividend may constitute a return of capital for tax purposes.

The Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 8.250% Series A Cumulative Redeemable Preferred Stock for the fourth quarter of 2020, in the amount of $0.515625 per share. In addition, the Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 7.625% Series C Cumulative Redeemable Preferred Stock for the fourth quarter of 2020, in the amount of $0.4765625 per share. Further, the Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 7.125% Series D Cumulative Preferred Stock for the fourth quarter of 2020, in the amount of $0.4453125 per share.  The dividends were payable to the stockholders of record as of December 24, 2020, and were paid on January 5, 2021.

The Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B Preferred Stock, payable to the stockholders of record as of October 23, 2020, November 25, 2020, and December 24, 2020, which were paid in cash on November 5, 2020, December 4, 2020 and January 5, 2021, respectively.

The Board of Directors authorized, and the Company declared, a monthly dividend of $0.128125 per share of Series T Preferred Stock, prorated on the basis of the actual number of days in the applicable dividend period during which each share was outstanding.  Such pro-rated dividends were payable to the stockholders of record as of October 23, 2020, November 25, 2020, and December 24, 2020, and were paid in cash on November 5, 2020, December 4, 2020 and January 5, 2021, respectively.

The Board authorized, and the Company declared, an annual Series T Preferred Stock dividend of 0.20% per share of Series T Preferred Stock. Shares of Series T Preferred Stock that are held only for a portion of the applicable annual stock dividend period received a prorated Series T Preferred Stock dividend based on the actual number of months in the applicable annual stock dividend period during which each such share of Series T Preferred Stock was outstanding. The annual stock dividend was payable to stockholders of record on December 24, 2020 and was paid on December 29, 2020.

On January 13, 2021, the Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B Preferred Stock, payable to the stockholders of record as of January 25, 2021, which was paid in cash on February 5, 2021, and as of February 25, 2021, and March 25, 2021, which will be paid in cash on March 5, 2021 and April 5, 2021, respectively.

On January 13, 2021, the Board of Directors authorized, and the Company declared, a monthly dividend of $0.128125 per share of Series T Preferred Stock, prorated on the basis of the actual number of days in the applicable dividend period during which each share was outstanding.  Such pro-rated dividends are payable to the stockholders of record as of January 25, 2021, which was paid in cash on February 5, 2021, and as of February 25, 2021, and March 25, 2021, which will be paid in cash on March 5, 2021 and April 5, 2021, respectively.

2021 Guidance

Based on the Company’s current outlook and market conditions, the Company anticipates 2021 CFFO in the range of $0.65 to $0.70 per share. The Company anticipates that earnings growth will be more heavily weighted towards the second half of 2021 as it realizes the upside opportunity from deploying the proceeds from opportunistic dispositions in late 2020 and early 2021, plus the implementation of institutional property management, lease-ups, and value-add renovations at its recent acquisitions. For additional guidance details underlying earnings guidance, please see page 35 of Company’s Fourth Quarter 2020 Earnings Supplement available under the Investors section on the Company’s website (www.bluerockresidential.com).

Conference Call

All interested parties can listen to the live conference call at 11:00 AM ET on Thursday, February 11, 2021 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference."

For those who are not available to listen to the live call, the conference call will be available for replay on the Company’s website two hours after the call concludes, and will remain available until March 11, 2021 at http://services.choruscall.com/links/brg210211.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10151415.

The full text of this Earnings Release and additional Supplemental Information is available in the Investors section on the Company’s website at http://www.bluerockresidential.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through value add improvements to properties and operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, the Company’s actual results and performance could differ materially from those set forth in these forward-looking statements due to numerous factors. Currently, one of the most significant factors is the potential adverse effect of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its tenants, partners and employees, as well as the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants, partners and employees will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact (including governmental actions that may vary by jurisdiction, such as mandated business closing; stay-at-home orders; limits on group activity; and actions to protect residential tenants from eviction), and the direct and indirect economic effects of the pandemic and containment measures, including national and local employment rates and the corresponding impact on the Company’s tenants’ ability to pay their rent on time or at all, among others. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2020, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Portfolio Summary

The following is a summary of our operating real estate and mezzanine/preferred/ground lease investments as of December 31, 2020:

Consolidated Operating Properties	Location	Number of Units	Year Built/ Renovated (1)	Ownership Interest	Average Rent (2)	% Occupied (3)
ARIUM Glenridge	Atlanta, GA	480	1990	90%	$1,289	95.4%
ARIUM Grandewood	Orlando, FL	306	2005	100%	1,407	93.1%
ARIUM Hunter’s Creek	Orlando, FL	532	1999	100%	1,413	95.7%
ARIUM Metrowest	Orlando, FL	510	2001	100%	1,406	93.9%
ARIUM Westside	Atlanta, GA	336	2008	90%	1,442	94.3%
Ashford Belmar	Lakewood, CO	512	1988/1993	85%	1,677	96.5%
Avenue 25	Phoenix, AZ	254	2013	100%	1,239	94.9%
Carrington at Perimeter Park	Morrisville, NC	266	2007	100%	1,247	95.9%
Chattahoochee Ridge	Atlanta, GA	358	1996	90%	1,388	96.6%
Chevy Chase	Austin, TX	320	1971	92%	964	98.1%
Cielo on Gilbert	Mesa, AZ	432	1985	90%	1,050	95.4%
Citrus Tower	Orlando, FL	336	2006	97%	1,364	96.4%
Denim	Scottsdale, AZ	645	1979	100%	1,236	96.6%
Elan	Austin, TX	270	2007	100%	1,133	93.7%
Element	Las Vegas, NV	200	1995	100%	1,250	97.5%
Falls at Forsyth	Cumming, GA	356	2019	100%	1,412	95.5%
Gulfshore Apartment Homes	Naples, FL	368	2016	100%	1,292	95.4%
James on South First	Austin, TX	250	2016	90%	1,348	93.6%
Marquis at The Cascades	Tyler, TX	582	2009	90%	1,214	96.0%
Navigator Villas	Pasco, WA	176	2013	90%	1,133	94.9%
Outlook at Greystone	Birmingham, AL	300	2007	100%	1,072	96.3%
Park & Kingston	Charlotte, NC	168	2015	100%	1,280	96.4%
Pine Lakes Preserve	Port St. Lucie, FL	320	2003	100%	1,377	96.9%
Plantation Park	Lake Jackson, TX	238	2016	80%	1,261	91.2%
Providence Trail	Mount Juliet, TN	334	2007	100%	1,260	95.8%
Roswell City Walk	Roswell, GA	320	2015	98%	1,584	94.4%
Sands Parc	Daytona Beach, FL	264	2017	100%	1,362	95.8%
The Brodie	Austin, TX	324	2001	100%	1,315	95.4%
The District at Scottsdale	Scottsdale, AZ	332	2018	100%	1,650	91.3%
The Links at Plum Creek	Castle Rock, CO	264	2000	88%	1,461	93.9%
The Mills	Greenville, SC	304	2013	100%	1,052	96.4%
The Preserve at Henderson Beach	Destin, FL	340	2009	100%	1,481	94.1%
The Reserve at Palmer Ranch	Sarasota, FL	320	2016	100%	1,350	95.9%
The Sanctuary	Las Vegas, NV	320	1988	100%	1,084	97.2%
Veranda at Centerfield	Houston, TX	400	1999	93%	1,017	94.8%
Villages of Cypress Creek	Houston, TX	384	2001	80%	1,174	94.8%
Wesley Village	Charlotte, NC	301	2010	100%	1,367	95.7%
Subtotal/Average		12,722			$1,315	95.4%

Mezzanine/Preferred/Ground Lease Investments	Location	Actual/ Planned Number of Units	Pro Forma Average Rent
Alexan CityCentre	Houston, TX	340	$1,513	(2)
Alexan Southside Place	Houston, TX	270	1,639	(2)
Avondale Hills	Decatur, GA	240	1,538
Belmont Crossing	Smyrna, GA	192	831	(2)
Domain at The One Forty	Garland, TX	299	1,282	(2)
Encore Chandler	Chandler, AZ	208	1,457
Georgetown Crossing	Savannah, GA	168	1,006	(2)
Hunter’s Pointe	Pensacola, FL	204	975	(2)
Mira Vista	Austin, TX	200	1,078	(2)
Motif	Fort Lauderdale, FL	385	2,352
Park on the Square	Pensacola, FL	240	1,121	(2)
Reunion Apartments	Orlando, FL	280	1,366
Sierra Terrace	Atlanta, GA	135	1,215	(2)
Sierra Village	Atlanta, GA	154	1,212	(2)
The Commons	Jacksonville, FL	328	896	(2)
The Conley, formerly North Creek Apartments	Leander, TX	259	1,358
The Park at Chapel Hill	Chapel Hill, NC	414	1,599
Thornton Flats	Austin, TX	104	1,541	(2)
Vickers Historic Roswell	Roswell, GA	79	2,783	(2)
Water’s Edge	Pensacola, FL	184	1,118	(2)
Wayford at Concord, formerly Wayforth at Concord	Concord, NC	150	1,707
Zoey	Austin, TX	307	1,762
Subtotal/Average		5,140	$1,443

Portfolio Properties Total/Average		17,862	$1,353

(1)	Represents date of last significant renovation or year built if there were no renovations.
(2)	Represents the average effective monthly rent per occupied unit for the three months ended December 31, 2020.
(3)	Percent occupied is calculated as (i) the number of units occupied as of December 31, 2020, divided by (ii) total number of units, expressed as a percentage.

Consolidated Statement of Operations

For the Three and Twelve Months Ended December 31, 2020 and 2019

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
Rental and other property revenues	$49,810	$45,800	$196,522	$185,376
Interest income from mezzanine loan and ground lease investments	6,177	6,720	23,326	24,595
Total revenues	55,987	52,520	219,848	209,971
Expenses
Property operating	18,861	17,600	76,301	74,449
Property management fees	1,269	1,192	4,988	4,899
General and administrative	6,566	5,620	24,141	22,553
Acquisition and pursuit costs	219	210	4,152	556
Weather-related losses, net	—	7	—	355
Depreciation and amortization	19,246	19,355	79,452	70,452
Total expenses	46,161	43,984	189,034	173,264
Operating income	9,826	8,536	30,814	36,707
Other income (expense)
Other income	25	68	144	68
Preferred returns on unconsolidated real estate joint ventures	3,037	2,700	11,250	9,797
Provision for credit losses	(16,369)	—	(16,369)	—
Gain on sale of real estate investments	1,412	—	59,508	48,680
Gain on sale of non-depreciable real estate investments	—	—	—	679
Loss on extinguishment of debt and debt modification costs	(645)	(335)	(14,630)	(7,258)
Interest expense, net	(13,700)	(13,728)	(55,994)	(59,554)
Total other expense	(26,240)	(11,295)	(16,091)	(7,588)
Net (loss) income	(16,414)	(2,759)	14,723	29,119
Preferred stock dividends	(15,676)	(12,868)	(58,463)	(46,159)
Preferred stock accretion	(4,873)	(3,415)	(16,851)	(10,335)
Net (loss) income attributable to noncontrolling interests
Operating Partnership units	(10,634)	(5,032)	(17,313)	(6,779)
Partially-owned properties	(116)	(183)	1,396	(845)
Net loss attributable to noncontrolling interests	(10,750)	(5,215)	(15,917)	(7,624)
Net loss attributable to common stockholders	$(26,213)	$(13,827)	$(44,674)	$(19,751)

Net loss per common share - Basic	$(1.13)	$(0.62)	$(1.91)	$(0.91)

Net loss per common share – Diluted	$(1.13)	$(0.62)	$(1.91)	$(0.91)

Weighted average basic common shares outstanding	23,378,695	22,729,882	24,084,347	22,649,222
Weighted average diluted common shares outstanding	23,378,695	22,729,882	24,084,347	22,649,222

Consolidated Balance Sheets

Fourth Quarter 2020

(Unaudited and dollars in thousands except for share and per share amounts)

	December 31, 2020	December 31, 2019
ASSETS
Net Real Estate Investments
Land	$279,481	$268,244
Buildings and improvements	1,889,471	1,752,738
Furniture, fixtures and equipment	78,438	67,904
Total Gross Real Estate Investments	2,247,390	2,088,886
Accumulated depreciation	(186,426)	(141,566)
Total Net Operating Real Estate Investments	2,060,964	1,947,320
Operating real estate held for sale, net	36,213	—
Total Net Real Estate Investments	2,097,177	1,947,320
Cash and cash equivalents	83,868	31,683
Restricted cash	35,093	19,085
Notes and accrued interest receivable, net	157,734	193,781
Due from affiliates	339	2,969
Accounts receivable, prepaids and other assets, net	29,502	16,317
Preferred equity investments and investments in unconsolidated real estate joint ventures, net	83,485	126,444
In-place lease intangible assets, net	2,594	3,098
Non-real estate assets associated with operating real estate held for sale	145	—
TOTAL ASSETS	$2,489,937	$2,340,697

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$1,490,932	$1,425,257
Mortgages payable associated with operating real estate held for sale	38,773	—
Revolving credit facilities	33,000	18,000
Accounts payable	1,317	1,488
Other accrued liabilities	31,025	27,499
Due to affiliates	618	790
Distributions payable	13,421	13,541
Liabilities associated with operating real estate held for sale	383	—
Total Liabilities	1,609,469	1,486,575
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 shares authorized; 2,201,547 and 5,721,460 shares issued and outstanding at December 31, 2020 and 2019, respectively	54,332	140,355
6.000% Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 1,225,000 shares authorized; 513,489 and 536,695 shares issued and outstanding at December 31, 2020 and 2019, respectively	469,907	480,921
7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,295,845 and 2,323,750 shares issued and outstanding at December 31, 2020 and 2019, respectively	56,462	56,797
6.150% Series T Redeemable Preferred Stock, liquidation preference $25.00 per share, 32,000,000 shares authorized; 9,717,917 and 17,400 shares issued and outstanding at December 31, 2020 and 2019, respectively	219,967	388
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 197,900,000 shares authorized; no shares issued and outstanding at December 31, 2020 and 2019	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,774,338 and 2,850,602 shares issued and outstanding at December 31, 2020 and 2019, respectively	66,867	68,705
Common stock - Class A, $0.01 par value, 747,509,582 shares authorized; 22,020,950 and 23,422,557 shares issued and outstanding at December 31, 2020 and 2019, respectively	220	234
Common stock - Class C, $0.01 par value, 76,603 shares authorized; 76,603 shares issued and outstanding at December 31, 2020 and 2019	1	1
Additional paid-in-capital	304,710	311,683
Distributions in excess of cumulative earnings	(313,392)	(253,132)
Total Stockholders’ Equity	58,406	127,491
Noncontrolling Interests
Operating partnership units	(3,272)	19,331
Partially owned properties	24,666	28,839
Total Noncontrolling Interests	21,394	48,170
Total Equity	79,800	175,661
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$2,489,937	$2,340,697

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Core Funds from Operations

We believe that funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and core funds from operations (“CFFO”) are important non-GAAP supplemental measures of operating performance for a REIT.

FFO attributable to common shares and units is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the NAREIT definition, as net income (loss), computed in accordance with GAAP, excluding gains or losses on sales of depreciable real estate property, plus depreciation and amortization of real estate assets, plus impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

CFFO makes certain adjustments to FFO, removing the effect of items that do not reflect ongoing property operations such as acquisition expenses, non-cash interest, unrealized gains and losses on derivatives, losses on extinguishment of debt and debt modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred financing costs and fair market value adjustments of assumed debt), one-time weather-related costs, gain or losses on sales of non-depreciable real estate property, shareholder activism, stock compensation expense and preferred stock accretion. Commencing January 1, 2020, we did not deduct the accrued portion of the preferred income on our preferred equity investments from FFO to determine CFFO as the income is deemed fully collectible. The accrued portion of the preferred income totaled $0.3 million and $1.5 million for the three and twelve months ended December 31, 2020, respectively. We believe that CFFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core recurring property operations. As a result, we believe that CFFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential.

Our calculation of CFFO differs from the methodology used for calculating CFFO by certain other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO and CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and CFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor CFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor CFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired six operating properties, made eight investments through mezzanine loans, preferred equity interests or ground lease investments, and sold six operating properties subsequent to December 31, 2019. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

The table below reconciles our calculations of FFO and CFFO to net loss, the most directly comparable GAAP financial measure, for the three and twelve months ended December 31, 2020 and 2019 (in thousands, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss attributable to common stockholders	$(26,213)	$(13,827)	$(44,674)	$(19,751)
Add back: Net loss attributable to Operating Partnership Units	(10,634)	(5,032)	(17,313)	(6,779)
Net loss attributable to common stockholders and unit holders	(36,847)	(18,859)	(61,987)	(26,530)
Common stockholders and Operating Partnership Units pro-rata share of:
Real estate depreciation and amortization (1)	18,373	18,483	75,727	66,670
Provision for credit losses	16,369	—	16,369	—
Gain on sale of real estate investments	(1,417)	—	(56,777)	(48,172)
FFO Attributable to Common Stockholders and Unit Holders	(3,522)	(376)	(26,668)	(8,032)
Common stockholders and Operating Partnership Units pro-rata share of:
Acquisition and pursuit costs	219	210	4,152	556
Non-cash interest expense	701	826	3,025	3,174
Unrealized loss on derivatives	48	32	115	2,450
Loss on extinguishment of debt and debt modification costs	647	335	14,238	7,199
Weather-related losses, net	—	7	—	313
Non-real estate depreciation and amortization	122	121	486	448
Gain on sale of non-depreciable real estate investments	—	—	—	(679)
Shareholder activism	—	—	—	393
Other income, net	(351)	(68)	(400)	(68)
Non-cash preferred returns on unconsolidated real estate joint ventures	—	(353)	—	(1,291)
Non-cash equity compensation	3,329	2,506	11,917	10,615
Preferred stock accretion	4,873	3,415	16,851	10,335
CFFO Attributable to Common Stockholders and Unit Holders	$6,066	$6,655	$23,716	$25,413

Per Share and Unit Information:
FFO Attributable to Common Stockholders and Unit Holders - diluted	$(0.11)	$(0.01)	$(0.81)	$(0.26)
CFFO Attributable to Common Stockholders and Unit Holders - diluted	$0.18	$0.21	$0.72	$0.82

Weighted average common shares and units outstanding - diluted	32,994,897	31,455,630	33,116,871	30,899,927

(1)	The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests for partially owned properties, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre")

NAREIT defines earnings before interest, taxes, depreciation and amortization for real estate ("EBITDAre") (September 2017 White Paper) as net income (loss), computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, and impairment write-downs of depreciated operating properties.

We consider EBITDAre to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items.

Adjusted EBITDAre represents EBITDAre further adjusted for non-comparable items and it is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as income tax payments, debt service requirements, capital expenditures and other fixed charges.

EBITDAre and Adjusted EBITDAre are not recognized measurements under GAAP. Because not all companies use identical calculations, our presentation of EBITDAre and Adjusted EBITDAre may not be comparable to similarly titled measures of other companies.

Below is a reconciliation of net (loss) income attributable to common stockholders to EBITDAre (unaudited and dollars in thousands).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss attributable to common stockholders	$(26,213)	$(13,827)	$(44,674)	$(19,751)
Net loss attributable to noncontrolling interests	(10,750)	(5,215)	(15,917)	(7,624)
Preferred stock dividends	15,676	12,868	58,463	46,159
Preferred stock accretion	4,873	3,415	16,851	10,335
Interest expense, net	13,700	13,728	55,994	59,554
Real estate depreciation and amortization	19,199	19,309	79,267	70,079
Provision for credit losses	16,369	—	16,369	—
Gain on sale of real estate investments	(1,412)	—	(59,508)	(48,680)
Loss on extinguishment of debt and debt modification costs	645	335	14,630	7,258
EBITDAre	$32,087	$30,613	$121,475	$117,330
Acquisition and pursuit costs	219	210	4,152	556
Non-real estate depreciation and amortization	122	121	486	448
Weather-related losses, net	—	7	—	355
Gain on sale of non-depreciable real estate investments	—	—	—	(679)
Shareholder activism	—	—	—	393
Non-cash equity compensation	3,329	2,506	11,917	10,615
Other income, net	(351)	(68)	(400)	(68)
Non-cash preferred returns on unconsolidated real estate joint ventures	—	(353)	—	(1,291)
Adjusted EBITDAre	$35,406	$33,036	$137,630	$127,659

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis; NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as a supplemental measure of our financial performance.

The following table reflects net loss attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss attributable to common stockholders	$(26,213)	$(13,827)	$(44,674)	$(19,751)
Add back: Net loss attributable to Operating Partnership Units	(10,634)	(5,032)	(17,313)	(6,779)
Net loss attributable to common stockholders and unit holders	(36,847)	(18,859)	(61,987)	(26,530)
Add common stockholders and Operating Partnership Units pro-rata share of:
Real estate depreciation and amortization	18,373	18,483	75,727	66,670
Non-real estate depreciation and amortization	122	121	486	448
Non-cash interest expense	701	826	3,025	3,174
Unrealized loss on derivatives	48	32	115	2,450
Loss on extinguishment of debt and debt modification costs	647	335	14,238	7,199
Provision for credit losses	16,369	—	16,369	—
Property management fees	1,211	1,135	4,751	4,645
Acquisition and pursuit costs	219	210	4,152	556
Corporate operating expenses	6,490	5,545	23,770	22,261
Weather-related losses, net	—	7	—	313
Preferred dividends	15,676	12,868	58,463	46,159
Preferred stock accretion	4,873	3,415	16,851	10,335
Less common stockholders and Operating Partnership Units pro-rata share of:
Other income, net	25	68	74	68
Preferred returns on unconsolidated real estate joint ventures	3,037	2,700	11,381	9,797
Interest income from mezzanine loan and ground lease investments	6,177	6,720	23,326	24,595
Gain on sale of real estate investments	1,417	—	56,777	48,172
Gain on sale of non-depreciable real estate investments	—	—	—	679
Pro-rata share of properties’ income	17,226	14,630	64,402	54,369
Add:
Noncontrolling interest pro-rata share of partially owned property income	799	724	3,074	2,810
Total property income	18,025	15,354	67,476	57,179
Add:
Interest expense	12,924	12,846	52,745	53,748
Net operating income	30,949	28,200	120,221	110,927
Less:
Non-same store net operating income	5,403	2,717	34,682	25,625
Same store net operating income (1)	$25,546	$25,483	$85,539	$85,302

(1)	Same store portfolio for the three months ended December 31, 2020 consists of 28 properties, which represent 9,958 units. Same store portfolio for the year ended December 31, 2020 consists of 24 properties, which represent 8,459 units.

Contact

Investors:

(888) 558.1031

investor.relations@bluerockre.com

Media:

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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